EXHIBIT 5
Briggs and Morgan
Professional Association
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
January 26, 2007
Wireless Ronin Technologies, Inc.
14700 Martin Drive
Eden Prairie, Minnesota 55344
Ladies and Gentlemen:
     We are counsel to Wireless Ronin Technologies, Inc. (the “Company”), a Minnesota corporation, in connection with its filing of a registration statement on Form SB-2, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of 5,935,766 shares of the Company’s common stock, including shares issuable upon the exercise of warrants.
     We have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.
     Based on the foregoing, it is our opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5 to the registration statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in such registration statement.

Very truly yours,
BRIGGS AND MORGAN, Professional Association
By	/s/ Avron L. Gordon
Avron L. Gordon